Exhibit 99.1

UNITY Biotechnology, Inc. Reports First Quarter 2018 Financial Results

SAN FRANCISCO, Calif., June 7, 2018 (GLOBE NEWSWIRE) — UNITY Biotechnology, Inc. (“UNITY”) (NASDAQ:UBX), a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today reported first quarter 2018 financial results.

As of March 31, 2018, UNITY had cash, cash equivalents and short-term investments of $134.6 million. This amount excludes $5.0 million of proceeds from the final closing of UNITY’s $60 million Series C convertible preferred stock financing in April 2018, and $79.1 million of proceeds after underwriting discounts and commission from UNITY’s initial public offering (IPO) completed in May 2018.

“We had a very productive start to 2018. In addition to completing key financing milestones, we filed our first Investigational New Drug application and received clearance from FDA. We are now preparing to enroll the first patients in our Phase 1 clinical trial evaluating UBX0101 in moderate to severe osteoarthritis of the knee,” said Keith Leonard, chairman and chief executive officer of Unity Biotechnology, Inc. “We also added two new directors to the board and continue to hire key leaders to expand our strategic capabilities. With these important achievements, UNITY has the capital resources and leadership in place to execute against our mission of extending human healthspan by slowing, halting or reversing the diseases of aging.”

First Quarter Financial Results

Cash, cash equivalents and investments totaled $134.6 million as of March 31, 2018, compared to $92.2 million as of December 31, 2017. The increase in cash reflects $54.9 million in proceeds from the first close of UNITY’s Series C convertible preferred stock financing, offset by $11.9 million used in operations and $0.6 million in payments related to deferred offering costs from the IPO.

Research and development expenses were $13.0 million during the first quarter of 2018, compared with $7.0 million for the first quarter of 2017. The increase was attributable to an increase in personnel related expenses of $3.6 million, sponsored research expenses of $1.5 million and pre-clinical and start-up activity expenses of $0.9 million for the Phase 1 clinical study of UBX0101.

General and administrative expenses were $3.5 million during the first quarter of 2018, compared to $2.1 million for the first quarter of 2017. The increase was predominantly due to $0.6 million in personnel related expenses and $0.8 million increase in professional service expenses in preparation for becoming a public company.

About UNITY Biotechnology

UNITY Biotechnology is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY’s initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related diseases, such as osteoarthritis, eye diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to the expected timing for enrolling patients in our Phase 1 clinical study of UBX0101 and our potential to bring medicines to market to treat age-related diseases and extend human healthspan. Such forward-looking statements involve substantial risks and uncertainties that could cause UNITY’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including UNITY’s early stage of development and its understanding of senescence biology, the clinical trial enrollment process, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, UNITY’s ability to successfully protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of UNITY’s product candidates. UNITY undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see UNITY’s recently filed Registration Statement on Form S-1 and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March,
	2018	2017
Operating expenses:
Research and development	$13,025	$6,970
General and administrative	3,457	2,070

Total operating expenses	16,482	9,040

Operating loss	(16,482)	(9,040)
Interest income	352	108
Other expense, net	(3)	(2)

Net loss	(16,133)	(8,934)

Other comprehensive loss
Unrealized loss on marketable securitie, net of tax	(34)	—
Comprehensive loss	$(16,167)	$(8,934)
Net loss per share, basic and diluted	$4.69	$(2.90)

Weighted average number of shares used in computing net loss per share, basic and diluted	3,437,345	3,079,551

Unity Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,

	2018	2017
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$62,754	$7,298
Contribution receivable	—	1,382
Short-term marketable securities	71,281	79,212
Deferred offering costs	1,707	—
Prepaid expenses and other current assets	697	988

Total current assets	136,439	88,880
Property and equipment, net	6,591	6,958
Long-term marketable securities	—	5,118
Restricted cash	550	550
Other long-term assets	522	518

Total assets	$144,102	$102,024

Liabilities, Convertible Preferred Stock, and Stockholder’s Deficit
Current liabilities
Accounts payable	$5,037	$2,378
Accrued compensation	958	2,181
Accrued and other current liabilities	4,668	3,338

Total current liabilities	10,663	7,897
Deferred rent, net of current portion	3,062	3,166
Other non-current liabilities	101	118

Total liabilities	13,826	11,181

Convertible preferred stock	228,907	173,956
Stockholder’s deficit
Common stock	1	1
Additional paid-in capital	5,511	4,072
Related party promissory notes for purchase of common stock	(592)	(202)
Employee promissory notes for purchase of common stock	(400)	—
Accumulated other comprehensive loss	(138)	(104)
Accumulated deficit	(103,013)	(86,880)

Total stockholders’ deficit	(98,631)	(83,113)

Total liabilities, convertible preferred stock, and stockholder’s deficit	$144,102	$102,024

Investors

UNITY Biotechnology, Inc.

Bob Goeltz

Chief Financial Officer

1-650-525-4980

bob.goeltz@unitybiotechnology.com

Media

Canale Communications

Jason Spark

1-619-849-6005

jason@canalecomm.com